Exhibit 10.2

EMPLOYMENT AGREEMENT

BETWEEN:

Peter Adamek, an individual residing at 129 Chaplin Crescent, Toronto, Ontario, M5P 1A6, Canada

(the "Executive")

AND:

NOVAGOLD USA, Inc., a company incorporated pursuant to the laws of Delaware, and having its principal office in Salt Lake City, at One Utah Center, 201 South Main Street, Suite 400, Salt Lake City, Utah, 84111

(the "Company")

WHEREAS:

A.	The Company is a wholly owned subsidiary of NOVAGOLD Resources Inc., a company formed under the laws of British Columbia ("NOVAGOLD").

B.

NOVAGOLD is a natural resource company currently engaged in the acquisition, exploration and development of mineral properties, and the Company provides administrative services to NOVAGOLD and its subsidiaries;

C.	The Company wishes to employ and the Executive wishes to supply their services in the capacity of Vice President and Chief Financial Officer on the terms and conditions set out in this Agreement;

D.	The Company and the Executive desire that this employment relationship and the terms thereof be formally embodied in this Agreement;

THEREFORE in consideration of the recitals, the following covenants and the payment of one dollar made by each party to the other, the receipt and sufficiency of which are acknowledged by each party, the parties agree on the following terms:

1.	ENGAGEMENT AND DURATION

1.1	Engagement

The Company hereby employs the Executive as Vice President and Chief Financial Officer, and the Executive accepts such employment. NOVAGOLD has also agreed to appoint the Executive as Vice President and Chief Financial Officer of NOVAGOLD.

1.2	Term

The Executive's employment pursuant to the terms of this Agreement shall commence effective July 25, 2024 (the “Start Date”) and shall continue indefinitely, unless and until terminated as set forth herein.

1.3	At-Will Employment

The Executive's employment is at-will, and either the Executive or the Company may terminate the relationship at any time, with or without prior notice; provided, however, that the right to any compensation paid upon termination will be subject to the provisions of Articles 6 and 7 of this Agreement.

2.	DUTIES

2.1	Performance of Duties

The Executive shall act as Vice President and Chief Financial Officer and the Executive shall perform such services and duties as are normally provided by a Vice President and Chief Financial Officer of a company in a business and of a size similar to NOVAGOLD, and such other services and duties as may reasonably be assigned from time to time.

2.2	Other Boards or Committees

The Executive's performance of reasonable personal, civic, or charitable activities or the Executive's service on any boards or committees of any private or public companies shall not be deemed to interfere with the performance of the Executive's services and responsibilities to the Company pursuant to this Agreement, so long as there is no conflict or potential conflict between the business of the Company and the business of the private or public companies. The Executive agrees to inform the Board of Directors of NOVAGOLD (the "Board of Directors") prior to the Executive being appointed to any such board or committee. The Executive's right to participate on such boards or committees shall be subject to approval of the Board of Directors, acting reasonably. The Board of Directors acknowledges that as of the date of this Agreement, the Executive is a director of the companies set forth in Schedule A hereto, and approves the Executive's right to participate on such boards.

2.3	Principal Place of Work

The Executive duties shall be performed at the Company's principal executive offices which are currently located in Salt Lake City, Utah. The Executive acknowledges that such duties and responsibilities may involve a reasonable amount of traveling. Executive may work remotely from time to time as permitted by the Company’s President and Chief Executive Officer ("CEO") and Human Resources Department, acting reasonably; however, Executive shall not establish residency in a state other than Utah without the prior express written consent of the CEO and Human Resources. The Company is not obligated to pay for or reimburse Executive’s expenses for commuting to the

Company’s principal executive office in Salt Lake City, Utah.

2.4	Reporting

The Executive shall report directly to the President and Chief Executive Officer ("CEO") of the Company.

2.5	Instructions

The Executive will, subject to the terms of this Agreement, comply promptly and faithfully with the reasonable and lawful instructions, directions, requests, rules and regulations of the Board of Directors and the CEO.

3.	REMUNERATION AND BENEFITS

3.1	Salary

The Company shall pay to the Executive for the services rendered under this Agreement an annual salary of US$400,000, subject to all applicable statutory deductions and payable in substantially equal installments on the dates that the Company has established for paying wages to its employees. Executive understands that the position is classified as exempt under both state and federal wage and hour law.

3.2	Annual Review

The annual salary referred to in section 3.1 shall be reviewed at least annually by the CEO in consultation with the Executive. The CEO shall make recommendations to the Board of Directors or the compensation committee of the Board of Directors ("Compensation Committee") regarding appropriate salary adjustments. The annual salary referred to in section 3.1 shall be increased by such amount as is determined by the Board of Directors or the Compensation Committee in its sole discretion taking into consideration the recommendations of the CEO, the performance of the Executive and the performance of the Company provided, however, that in no event shall the annual salary be less than the annual salary payable in the previous fiscal year.

3.3	Reimbursement of Expenses

The Company shall reimburse the Executive for all reasonable expenses incurred in the performance of this Agreement provided that the Executive provides the Company with written expense accounts and appropriate receipts with respect to each calendar month, by no later than the end of the calendar month following the incurring of such expenses. The Company shall provide the Executive with, or reimburse the Executive for, services and fees necessary for the performance of the Executive's duties including, but not limited to, membership in the Executive's professional institute and required continuing professional education.

3.4	Health and Welfare Benefits

The Company shall provide the Executive with group life, long-term disability, extended medical and dental insurance coverage ("Benefit Coverage") in accordance with the terms of the benefit plans in effect from time to time and, to the extent provided by such plans, the Company shall extend medical and dental insurance coverage to the Executive's spouse and child dependents. The Company may, in the Company's discretion, change such Benefit Coverage or amend such benefits from time to time, as long as such changes do not apply solely to the Executive.

3.5	Directors and Officers Liability Insurance

NOVAGOLD shall provide the Executive with directors' and officers' liability insurance appropriate to the nature of the Executive's responsibilities under this Agreement. The directors' and officers' liability insurance will be subject to the terms and conditions of the insurance policy's coverage.

3.6	Vacation

The Executive shall initially be entitled to five (5) weeks of paid vacation each calendar year with the Company. Changes to the amount of vacation Executive is entitled to thereafter shall be in accordance with the Company’s employee guide in effect from time to time. The Executive shall be entitled to a pro-rata portion of the Executive's vacation entitlement for any part year of employment. The Executive shall take such vacation only at times approved in advance by the CEO, which approval shall not be unreasonably withheld, conditioned, or delayed. The Executive shall be covered by the Company's vacation policy for banking and forfeiture of vacation days. In addition, the Executive shall be entitled to statutory holidays and the number of paid holidays provided for under the policies and procedures of the Company, as they exist from time to time.

3.7	Other Benefits

In addition to any other compensation or benefits to be received by the Executive pursuant to this Agreement, the Executive shall be eligible to participate in all executive benefits which the Company may from time to time provide to its senior executives. For greater certainty, and among other things, the Executive shall be eligible to participate in the NOVAGOLD's Stock Award Plan ("Option Plan") and Performance Share Unit Plan ("PSU Plan"), as amended from time to time. All stock option and performance share unit ("PSU") grants are at the discretion of the Board of Directors and are subject to, and will be made in accordance with, the guidelines of the NYSE-American, Toronto Stock Exchange or other applicable stock exchange and NOVAGOLD's Option Plan or PSU Plan, as applicable.

For 2024, the Executive's Long Term Incentive Target is 250% of base salary. The Long Term Incentive benefit is distributed approximately 50% in stock options and 50% in PSU grants. The terms and conditions upon which Executive shall be entitled to receive the Long Term Incentive Target shall be set by the Board in its sole discretion and Executive’s entitlement to such Long Term Incentive Target shall be determined by the Board in its sole discretion.

The Executive shall receive an initial grant of 300,000 options to be issued and priced by resolution of the Board of Directors after Executive has commenced employment with the Company in accordance with the requirements of the NYSE-American, the Toronto Stock Exchange, the Option Plan, and applicable securities laws. One third of these options vest upon the first anniversary of the grant date, with the second 1/3 to vest on the second anniversary of the grant date, and the final 1/3 to vest on the third anniversary of the grant date. The terms and conditions of the options, including the manner of exercise, will be in accordance with the terms of the Option Plan, any applicable award agreement and the requirements of the NYSE-American, the Toronto Stock Exchange and applicable securities laws. Any stock options granted to the Executive shall have an exercise price that is not less than the fair market value of the stock on the date of the grant and otherwise satisfies the requirements specified in U.S. Treasury Regulation 1-409A-l(b)(5)(i)(A).

The Executive shall receive a signing bonus in the amount of US$175,000 less applicable taxes, payable on upon the commencement of employment. If the Executive's employment with the Company is terminated by the Executive voluntarily under Section 6.1(a) or by the Company with Just Cause prior to the one-year anniversary of the Start Date, the Executive shall be required to partially repay the signing bonus on a pro-rata basis.

The Executive can participate in the Company's Retirement Savings Plan (the “401(k) Plan”) (the Company currently matches 100% of contributions up to 5% of base salary, subject to applicable contribution limits) and the Employee Share Purchase Plan (eligible to contribute up to 5% of base salary and the Company will match 50% of this amount).

3.8	Equipment

The Company shall provide the Executive with such equipment as the Executive and CEO agree is necessary for performance of the Executive's duties which shall include a computer and a cell phone for use in carrying out Company business. This equipment will remain Company property and will be subject to the applicable policies and procedures of the Company regarding the Company's equipment, including the obligation of each employee to return such property upon termination of employment.

3.9	Annual Incentive Program

The Executive shall be entitled to participate in the Company’s Annual Incentive Program (the "Annual Incentive Program") according to the terms of the Annual Incentive Program which the Company or NOVAGOLD may, in its discretion, change, abolish or amend from time to time, with or without notice.

For 2024, the Executive's Annual Incentive Target is 80% of base salary with a multiplier of up to 1.5 times. The Annual Incentive Program payment to the Executive will be paid in U.S. dollars.

3.10	Payroll

The Company may at its election provide remuneration and benefits set out in Article 3 of this agreement through an affiliate of the Company.

4.	CONFIDENTIALITY AND NON-DISCLOSURE

4.1	"Confidential Information"

The term "Confidential Information" means any and all information concerning any aspect of the Company, NOVAGOLD, or any of their affiliates not publicly disclosed, which the Executive may receive or develop as a result of this engagement by or involvement with the Company, and including all technical data, concepts, reports, programs, processes, technical information, trade secrets, systems, business strategies, financial information and other information unique to the Company, NOVAGOLD, or their affiliates. All Confidential Information, including notes, diagrams, maps, reports, notebook pages, memoranda, sample materials and any excerpts thereof that include Confidential Information are the property of the Company or parties for whom the Company acts as agent or who are customers of the Company, as the case may be, and are strictly confidential to the Company and/or such parties. The Executive shall not make any unauthorized disclosure or use of and shall use best efforts to prevent unauthorized disclosure or use of such Confidential Information.

4.2	Equitable Remedies

The Executive acknowledges that any unauthorized disclosure-or-use-of-such confidential Information by the Executive may result in material damages to the Company or NOVAGOLD and that the Company and NOVAGOLD shall be entitled to seek injunctive relief or any other legal or equitable remedy to prohibit, prevent or enjoin unauthorized disclosure or use of Confidential Information by the Executive. Executive hereby waives the need for the Company or NOVAGOLD to post any bond or security in connection therewith. The Executive acknowledges and agrees that the unauthorized disclosure or use of Confidential Information will cause irreparable harm to the Company or NOVAGOLD that cannot be adequately compensated by damages. This section 4.2 shall not affect any damages or other remedies to which the Company or NOVAGOLD may be entitled under this Agreement, at law or in equity, arising from any breaches of such liabilities or obligations by Executive, including but not limited to all remedies at law.

4.3	Use of Confidential Information

Except as authorized by the Company, the Executive will not:

(a)	duplicate, transfer or disclose nor allow any other person to duplicate, transfer or disclose any of the Confidential Information; or

(b)	use the Confidential Information without the prior written consent of the Company.

4.4	Protection of Confidential Information

The Executive will safeguard all Confidential Information at all times so that it is not exposed to or used by unauthorized persons and will exercise the utmost degree of care used to protect such Confidential Information.

4.5	Exception

Executive acknowledges that certain whistleblower laws permit Executive to communicate directly with governmental or regulatory authorities, including communications with the U.S. Securities and Exchange Commission about possible securities law violations, without the Company’s permission or notification, and that the Company will not consider such communications to violate this or any other agreement between Executive and the Company or any Company policy.

Executive acknowledges that under U.S. Defend Trade Secrets Act of 2016, Executive will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made in confidence to government officials, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal. If Executive has any questions as to what comprises such Confidential Information or trade secrets, or to whom if anyone it may be disclosed, Executive will consult with the Company. Executive understands that in the event it is determined that the disclosure of Company trade secrets was not done in good faith, Executive will be subject to substantial damages, including punitive damages and attorneys’ fees.

The restrictive obligations set forth above shall not apply to the disclosure or use of any information which:

(a)	is or later becomes publicly known under circumstances involving no breach of this Agreement by the Executive;

(b)	is already known to the Executive at the time of receipt of the Confidential Information;

(c)	is lawfully made available to the Executive by a third party;

(d)

is disclosed by the Executive pursuant to a requirement of a governmental department or agency or disclosure is otherwise required by operation of law, provided that the Executive gives notice in writing to the Company of the required disclosure immediately upon becoming advised of such required disclosure and provided also that the Executive delays such disclosure so long as reasonably possible in order to permit the Company to appeal or otherwise oppose such required disclosure and provides the Company with such assistance as the Company may reasonably require in connection with such appeal or other opposition;

(e)	is disclosed to a third party under an approved confidentiality agreement; or

(f)	is disclosed in the course of the Executive's proper performance of the Executive's duties under this Agreement.

4.6	Removal of Information

The Executive will not, without the written consent of the CEO, remove any information relating to the Company, or any third party with which the Company is conducting business, from the premises where the Executive is working, unless required in the normal performance of the Executive's duties under this Agreement.

4.7	New Discoveries

Any inventions, discoveries or improvements in systems, methods and processes made by the Executive in the course of this employment and any mineral discoveries and opportunities to acquire mineral assets or interests therein which come to the Executive in the course of this employment will be disclosed to the Company forthwith in writing, and shall belong to and be the absolute property of the Company if so designated by the Company in writing within a reasonable time following the Executive's disclosure.

4.8	Work Product and Copyrights.

Employee agrees that all right, title and interest in and to the materials resulting from the performance of Executive’s duties at the Company and all copies thereof, including works in progress, in whatever media, (the “Work”), will be and remain in the Company upon their creation. Executive will mark all Work with the Company’s copyright or other proprietary notice as directed by the Company. Executive further agrees:

4.8.1         To the extent that any portion of the Work constitutes a work protectable under the copyright laws of the United States (the “Copyright Law”), that all such Work will be considered a “work made for hire” as such term is used and defined in the Copyright Law, and that the Company will be considered the “author” of such portion of the Work and the sole and exclusive owner throughout the world of such copyright; and

4.8.2         If any portion of the Work does not qualify as a “work made for hire” as such term is used and defined in the Copyright Law, that Executive hereby assigns and agrees to assign to the Company, without further consideration, all right, title and interest in and to such Work or in any such portion of such Work and any copyright in such Work and further agrees to execute and deliver to the Company, upon request, appropriate assignments of such Work and copyright in such Work and such other documents and instruments as the Company may request to fully and completely assign such Work and copyright in such Work to the Company, its successors or nominees, and that Executive appoints the Company as attorney-in-fact to execute and deliver any such documents on Executive’s behalf in the event Executive should fail or refuse to do so within a reasonable period following the Company’s request.

 4.9         Inventions and Patents.

For purposes of this Agreement, “Inventions” includes, without limitation, information, inventions, contributions, improvements, ideas, or discoveries, whether protectable or not, and whether or not conceived or made during work hours. Executive agrees that all Inventions conceived or made by Executive during the period of employment with the Company belong to the Company, provided they grow out of Executive’s work with the Company or are related in some manner to the Business, including, without limitation, research and product development, and projected business of the Company or its affiliated companies. Accordingly, Executive:

4.9.1         Will make adequate written records of such Inventions, which records will be the Company’s property;

4.9.2         Does hereby assign to the Company any rights Executive may have to such Inventions for the U.S. and all foreign countries;

4.9.3         Will waive and agree not to assert any moral rights Executive may have or acquire in any Inventions and agree to provide written waivers from time to time as requested by the Company; and

4.9.4         Will assist the Company (at the Company’s expense) in obtaining and maintaining patents or copyright registrations with respect to such Inventions.

Except as set forth on the initialed Exhibit C (List of Inventions) to this Agreement, if any, Executive represents and warrants that Executive has no Inventions, software, writings or other works of authorship useful to the Company in the normal course of the Business, which were conceived, made or written prior to the date of this Agreement and which are excluded from the operation of this Agreement.

Pursuant to Utah Code §34-39-3, nothing in this Agreement requires Executive to assign or license, or to offer to assign or license, to the Company any right or intellectual property in or to an invention that is: (a) created by the employee entirely on his own time; and (b) not an Employment Invention. An “Employment Invention” means any invention or part thereof conceived, developed, reduced to practice, or created by an employee which is:

(a)	conceived, developed, reduced to practice, or created by Executive:

 (i) within the scope of Executive’s Employment;

 (ii) on the Company’s time; or

 (iii) with the aid, assistance, or use of any of the Company’s property, equipment, facilities, supplies, resources, or intellectual property;

 (b)   the result of any work, services, or duties performed by Executive for the Company;

 (c)   related to the industry or trade of the Company; or

 (d)   related to the current or demonstrably anticipated business, research, or development of the Company.

 4.10 Survival

The provisions of this Article 4 shall survive the termination of this Agreement.

 4.11 Non-Solicitation

The Executive shall not, for a period of six (6) months following the termination of the Executive's employment for any reason, without the prior written consent of the CEO, for the Executive's account or jointly with another, either directly or indirectly, for or on behalf of the Executive's or any individual, partnership, corporation or other legal entity, as principal, agent, employee or otherwise:

(a)	solicit, influence, entice or induce, attempt to solicit, influence, entice or induce any person who is employed by the Company or any affiliate of the Company to leave such employment; or

(b)

solicit or attempt to solicit business from any person, firm, or corporation whatsoever that has at any time in the last two (2) years of the Executive's employment with the Company or any predecessor of the Company, been a customer of the Company, an affiliate company, or of any of their respective predecessors. For purposes of this subsection “solicit or attempt to solicit business” includes but is not limited to, any attempt to influence, entice or induce any such customer to either a) cease or reduce its business with the Company, or b) do business with Executive or a third-party that is in any way competitive with the business of the Company or any affiliate of the Company. This subsection shall not prohibit the Executive from soliciting business from any such customer where such solicitation is unrelated to the business carried on by the Company or any affiliate of the Company.

The Executive agrees that all restrictions contained in this Agreement are reasonable and valid and all defenses to the strict enforcement thereof by the Company are waived by the Executive.

5.	DELIVERY OF RECORDS

Upon the termination of the employment of the Executive by the Company, or at any time the Company requests, the Executive will deliver to the Company all books, records, lists, brochures and other property belonging to the Company or developed in connection with the business of the Company, including any Confidential Information, and will execute such transfer documentation as is necessary to transfer such property or intellectual property to the Company.

6.	TERMINATION

6.1	The Executive's Right to Terminate

The Executive may terminate his obligations under this Agreement:

(a)	at any time upon providing three months' notice in writing to the Company; or

(b)

(i)         upon a material breach or default of any term of this Agreement by the Company provided that if such material breach or default is capable of being remedied by the Company, it has not been remedied within 30 days after written notice of the material breach or default has been delivered by the Executive to the Company, or

(ii)         if the Company requires the Executive to change his principal office to a location outside the 50-mile radius of the Company’s principal executive offices located in Salt Lake City, Utah.

The Company may waive the notice requirements set out in paragraph (a) above in whole or in part and if it does so, the Executive's entitlement to remuneration and benefits as set out in sections 6.3 and 6.4 as applicable will apply as of the date the Company waives such notice.

6.2	Company's Right to Terminate

The Company may terminate the Executive's employment under this Agreement at any time:

(a)	for “Just Cause” which shall include, without limitation, any of the following events:

(i)	failure to perform all assigned duties in a competent and diligent manner as described in this Agreement and as may be assigned or changed from time to time by the Company;

(ii)	failure to comply with any legal directive of the CEO or the Board of Directors;

(iii)	engaging in dishonesty, illegal conduct, or other misconduct that is any way injurious to the Company or its affiliates;

(iv)	material violation of any Company policy;

(v)	unauthorized disclosure of any Confidential Information;

(vi)	material breach of this Agreement or any other written agreement between Executive and the Company;

(vii)	theft, dishonesty, or fraud by the Executive with respect to the business of the Company; or

(viii)

the conviction of the Executive for a criminal offense that gives rise or is likely to give rise to NOVAGOLD's market or NOVAGOLD's stock being subject to a cease-trade order by a Canadian or U.S. securities regulatory authority.

(b)

upon the Executive dying or becoming permanently disabled or disabled for a period exceeding 180 consecutive days or for a period of 180 non-consecutive days calculated on a cumulative basis over any two-year period during the term of this Agreement. The Executive shall be deemed to have become disabled if, because of ill health, physical, mental disability or for other causes beyond the control of the Executive, the Executive has been unable or unwilling or has failed to perform the essential functions of Executive's position under this Agreement, with or without reasonable accommodation (provided that no accommodation that imposes undue hardship on the Company will be required); or

(c)	at any time upon making the severance payment contemplated in section 6.3 to the Executive subject to the terms of this Agreement, including Article 8.

6.3	Severance Payment

In the event of the termination of the Executive's employment:

(a)	by the Executive pursuant to subsection 6.l(b) of this Agreement; or

(b)	by the Company pursuant to subsection 6.2(c) or by the Company in breach of this Agreement;

and if the Executive first executes and then does not revoke as may be allowed by law a full general release of claims in favor of the Company as described in Article 8, the Company shall pay to the Executive a lump sum severance payment within ten (10) days after the expiration of such revocation period described equal to:

(c)

an amount equal to the Executive's annual salary at the time of termination of the Executive's employment plus the Executive's annual incentive target for the fiscal year pursuant to the Annual Incentive Program, multiplied by two in the event that such termination occurs before the first anniversary of this Agreement; or

(d)

an amount equal to the Executive's annual salary at the time of termination of the Executive's employment plus the Executive's annual incentive earned in the previous fiscal year pursuant to the Company's Annual Incentive Program, multiplied by two in the event that such termination occurs on or after the first anniversary of this Agreement.

(e)

Further, the Company will pay to the Executive, as soon as practical following the Executive's termination of employment, but in all events no later than March 15 of the year following the year of termination, a lump sum payment equal to the Company's cost of providing group life and long-term disability insurance coverage to the Executive for a period of 12 months. In addition, if the Executive elects to continue group health and/or dental coverage under COBRA, the Company will reimburse the Executive for any monthly COBRA premiums paid by the Executive for a period of up to twelve (12) months, subject to Article 8. The Executive agrees to notify the Company immediately upon becoming covered by another group health plan. The Executive is responsible for electing COBRA coverage and remitting all premium payments directly to the plan administrator for such coverage, within deadlines set forth by the plan. If, at the time of Executive's termination of employment, the Company is unable to continue any such benefits, or to provide them to the Executive on a tax-favored basis, the Company will instead pay to the Executive an amount equal to the present value of the Company's cost of providing such benefits, such amount to be paid as soon as possible following Executive's termination, but in all cases by March 15th of the year following Executive's termination of employment.

In addition, the Company shall reimburse the Executive within 10 days of such termination for all expenses as contemplated by section 3.3.

6.4	Compensation Otherwise Due to the Executive on Termination

In the event of the termination of the Executive's employment under this Agreement in circumstances other than those set out in section 6.3 of this Agreement, including termination for “Just Cause” the Company shall pay the following amounts to the Executive:

(a)

if terminated pursuant to subsections 6.l(a) or 6.2(a) of this Agreement, the Company shall pay to the Executive within 10 days of the termination unless otherwise required by law the Executive's then-current annual salary accrued through the date of termination pursuant to section 3.1 of this Agreement or effective date of resignation, as applicable, and Executive shall not be entitled to any further remuneration or benefits except as may be required by law; or

(b)

if terminated pursuant to subsection 6.2(b) of this Agreement, and if the Executive (or Executive’s estate in the case of Executive’s death) first executes and then does not revoke as may be allowed by law a full general release of claims in favor of the Company as described in Article 8, the Company shall pay to the Executive:

(i)

the Executive's then-current annual salary accrued pursuant to this Agreement as of the date of termination, which shall be paid within ten (10) days of the termination unless otherwise required by law; and

(ii)

a lump sum equal to the Executive's annual salary at the time of termination of the Executive’s employment which shall be paid within ten (10) days after Executive executes a release without revocation as described in Article 8. Such payment will be made no later than March 15 of the year following the year of such termination.

6.5	Property Interests

If the Executive's employment with the Company is terminated, and within two years of such termination, the Executive acquires directly or indirectly other than from the Company or its affiliates any present or future interest in any mining claims, properties, or mineral interests situated in whole or in part within 10 kilometers of the external boundaries of any mineral property held by the Company or its affiliates during the time the Executive was employed by the Company, the Executive will offer the Company, in writing, the right to acquire such interest in exchange for reimbursement of the direct and indirect acquisition costs incurred by the Executive. The Company shall have 30 days after receipt of such offer to accept the offer and 90 days after receipt of such offer to reimburse such costs. For further clarity, the requirements of Section 6.5 shall not preclude a company that employs the Executive subsequent to the termination of the Executive's employment with the Company from acquiring, directly or indirectly, any present or future interest in any mining claims, properties, or mineral interests wherever situated for the account of such company.

6.6    Non-Competition

The Executive hereby agrees that Executive will not, without express written consent of the Board, which may be provided to the Executive in the Board’s sole discretion, during the Term of this Agreement and for a period of one (1) year after the termination of this Agreement for any reason, within ten (10) kilometers of the locations of the Company’s Mineral Interests as of the date of termination of this Agreement, directly or indirectly accept work from, or perform work for, any firm, partnership, association, organization, company, or company that is competitive with the business activities of the Company. “Mineral Interests” means the Company’s mineral claims or mineral concessions. Notwithstanding the provisions set out in this Paragraph 6.6, the Executive may purchase publicly traded securities of any company that is competitive with the Business Activities of the Company. The Executive acknowledges and agrees that the restrictions in this Paragraph 6.6 are reasonable in the circumstances of the Executive’s employment and that the business and affairs of the Company cannot be properly protected from the adverse consequences of the actions of the Executive other than by the restrictions set forth in this Agreement.

6.7	Resignations

Upon termination of the Executive for whatever reason the Executive shall forthwith execute and deliver to the Company a written resignation from any and all offices of the Company and its affiliates, without claim for compensation for loss of office.

6.8	Payments in Full Settlement

The Executive acknowledges and agrees that the payments pursuant to this Article 6 shall be in full satisfaction of all claims, losses, costs, damages or expenses in connection with the employment and the termination of employment under this Agreement. Except as provided in this Article, the Executive shall not be entitled to any further termination payments, damages, or compensation, whatsoever in connection with the employment of the Executive and the termination thereof. As a condition precedent to any severance payment pursuant to this Article, the Executive agrees to deliver to the Company, without revocation, prior to any such payment, a full and final release from all actions and claims in connection with the employment and the termination of employment or any losses, costs, damages or expenses resulting there from in favor of the Company, its affiliates, subsidiaries, directors, officers, employees and agents in a form satisfactory to the Company, as more fully described in Article 8 below. Should the Executive choose not to execute such a release, the Company is released from any obligation under this Article 6 to provide any severance or termination pay other than those payments required by law.

7.	CHANGE OF CONTROL

7.1	Termination by Company.

In the event that within the twelve (12) month period immediately following a Change of Control (as defined in section 7.2 of this Agreement), any of the following occur:

(a)

a material change (other than a change that is clearly and exclusively consistent with a promotion) in the Executive's position, duties, responsibilities, title or offices with the Company or NOVAGOLD in effect immediately prior to any Change of Control;

(b)	a material reduction in the Executive's Base Salary in effect immediately prior to any Change of Control; or

(c)	any material breach by the Company of any material provision of this Agreement;

(d)	any action or event that would constitute a constructive dismissal of Executive at common law,

then, if the Executive advises the Company in writing of the condition set forth above within ninety (90) days of the date the Executive has become aware (or reasonably should have become aware) of the condition, and the Company has not cured the condition within thirty (30) days from the receipt of written notice, the Executive's employment shall be deemed to have been terminated by the Company and the Company will, immediately upon such termination, and in all cases on or before March 15th of the year following the year in which such termination occurs, and subject to Article 8, the compensation and benefits described in Sections 6.3(c)-(e).

The Executive further agrees that compensation payable pursuant to this section 7.1 is in lieu of the severance package payable under section 6 of this Agreement and shall be the maximum compensation which the Executive is entitled to receive, including compensation in lieu of reasonable notice, and the Company will have no further obligations to the Executive with respect to the termination of this Agreement, the employment, or the termination of employment, including, without limitation, further severance pay. As a condition precedent to any payment pursuant to this Article, the Executive agrees to deliver to the Company, without revocation, prior to any such payment, a full and final release from all actions and claims in connection with the employment and the termination of employment or any losses, costs, damages or expenses resulting therefrom in favor of the Company, its affiliates, subsidiaries, directors, officers, employees and agents in a form satisfactory to the Company, as more fully described in Article 8 below. Should the Executive choose not to execute such a release, the Company is released from any obligation under this Article to provide any severance or termination pay other than those payments required by law.

7.2	Change of Control.

For the purposes of this agreement, a "Change of Control" means any of the following:

(a)

a sale of the assets of NOVAGOLD equal in value to at least 50% of the fair-market value of all of NOVAGOLD's assets to a party or parties acting jointly or in concert (as determined pursuant to the Ontario Securities Act, R.S.O. 1990, c.S.5, as amended (the "OSA"), mutatis mutandis) in one or more transactions occurring within a period of two (2) years; or

(b)

a direct or indirect acquisition by a person or group of persons acting jointly or in concert of voting shares of NOVAGOLD by such person or group of persons at the time of the acquisition, constitutes 40% or more of the outstanding voting shares of NOVAGOLD, provided that the direct or indirect acquisition by Electrum Strategic Resources LLC ("Electrum") of voting shares of NOVAGOLD shall not constitute a "Change of Control" unless the acquisition of such additional voting shares when taken together with any voting shares or securities convertible into voting shares ("Convertible Securities") held directly or indirectly by Electrum at the time of acquisition constitutes 50% or more of the outstanding voting shares of NOVAGOLD. For purposes of this paragraph (b), all Convertible Securities owned by Electrum will be deemed to be fully converted or exercised and the number of outstanding voting shares of NOVAGOLD will be adjusted to reflect such conversion or exercise and Electrum includes all persons acting jointly or in concert with Electrum;

(c)	a majority of the then-incumbent Board of Directors' nominees for election to the Board of Directors of NOVAGOLD are not elected at any annual or special meeting of shareholders of NOVAGOLD; or

(d)

NOVAGOLD is merged, amalgamated, consolidated or reorganized into or with another body corporate or other legal person and, as a result of such business combination, more than 40% of the voting shares of such body corporate or legal person immediately after such transaction are beneficially held in the aggregate by a person or body corporate (or persons or bodies corporate acting jointly or in concert) and such person or body corporate (or persons or bodies corporate acting jointly or in concert) beneficially held less than 40% of the voting shares of NOVAGOLD immediately prior to such transaction.

Notwithstanding the foregoing provisions of paragraphs 7.2(a), (b) and (d), unless otherwise determined in a specific case by majority vote of the Board of Directors, a "Change of Control" shall not be deemed to have occurred for the purposes of paragraphs (a), (b), and (d) solely because NOVAGOLD, an entity in which NOVAGOLD directly or indirectly beneficially owns 50% or more of the outstanding voting shares (a "Subsidiary"), or any NOVAGOLD sponsored employee stock ownership plan or any other employee benefit plan of NOVAGOLD or any Subsidiary either files or becomes obligated to file a report or a proxy statement under National Instruments NI 51-102 (Continuous Disclosure), NI 62-103 (Early Warning) or NI 81-102 (Mutual Funds) (or any successor schedule, form or report or item therein) under the OSA, or in any other fashion authorized by a regulatory authority having due jurisdiction, disclosing beneficial ownership by it of voting shares of NOVAGOLD, whether in excess of forty percent (40%) or otherwise, or because NOVAGOLD reports that a change in control of NOVAGOLD has occurred or will occur in the future by reason of such beneficial ownership; nor if NOVAGOLD is a party to any amalgamation, merger or similar transaction involving only NOVAGOLD and its Subsidiaries and which does not result in any change of beneficial ownership of any shares of NOVAGOLD or of the shares received by former shareholders of NOVAGOLD in any entity resulting from that transaction.

7.3	Limitation on Benefits

Notwithstanding anything to the contrary in this Agreement, to the extent Executive receives any payments and benefits, whether payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, but not limited to, any payments and benefits subject to any plan, program, arrangement, agreement, or award) in connection with a Change of Control (“Total Payments”), which would be subject to the excise tax under U.S. Code section 4999 but for the operation of this Section 7.3, then the aggregated amount of the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

Subject to the provisions of this Section 7.3, all determinations required to be made under this Section 7.3, including whether and the extent to which the Total Payments will be subject to the Excise Tax and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by the Executive. Such firm shall not be a firm then serving as accountant or auditor for the individual, entity or group effecting the Change in Control (the "Auditor"). Such firm will provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a payment as a result of a Change of Control, or such earlier time as is requested by the Company. All fees and expenses of the Auditor shall be borne solely by the Company.

8.	EMPLOYEE RELEASE

In order for the Executive to receive the severance payment and the payments with respect to group health, dental, life and disability coverage under Section 6.3, any of the severance payment under this Agreement, including but not limited to section 6.4,or the payments under Section 7.1 of this Agreement ("Severance Payments"), the Executive must sign a "Separation Agreement and Release" in a form agreeable to the Company, including a release of claims in the form provided by the Company, on or prior to the date of the expiration of any consideration period under applicable law. The Company agrees to provide the Executive with a release acceptable to the Company within ten (10) days of the date of termination of Executive's employment, and in all cases no later than a date such that the last day of any revocation period set forth in the release will occur on or before February 28 of the year following the year in which the termination of employment occurs. Severance Payments will be paid after the execution of the release and the expiration of any revocation period set forth in the release, and, except for the reimbursement of COBRA premiums for group health and dental coverage, all Severance Payments will be paid no later than March 15 of the year following the year in which termination of employment occurs. If the Executive fails to sign the release within the time frame provided under this Article 8, the Executive will forfeit any right to Severance Payments and he shall not be entitled to Severance Payments or to any payments replacing the Severance Payments.

9.	INDEMNIFICATION

The Company and the Executive agree to execute the attached Indemnity Agreement.

10.	PERSONAL NATURE

The obligations and rights of the Executive under this Agreement are personal in nature, based upon the singular skill, qualifications, and experience of the Executive.

11.	RIGHT TO USE EXECUTIVE'S NAME AND LIKENESS

During the term of this Agreement, the Executive hereby grants to the Company and its affiliates the right to use the Executive's name, likeness and/or biography in connection with the services performed by the Executive under this Agreement and in connection with the advertising or exploitation of any project with respect to which the Executive performs services for the Company.

12.	LEGAL ADVICE

The Executive hereby represents, warrants, and acknowledges to the Company that the Executive has had the opportunity to receive independent legal advice prior to the execution and delivery of this Agreement.

13.	WAIVER

No consent or waiver, express or implied, by any party to this Agreement of any breach or default by any other party in the performance of its obligations under this Agreement or of any of the terms, covenants or conditions of this Agreement shall be deemed or construed to be a consent or waiver of any subsequent or continuing breach or default in such party's performance or in the terms, covenants and conditions of this Agreement. The failure of any party to this Agreement to assert any claim in a timely fashion for any of its rights or remedies under this Agreement shall not be construed as a waiver of any such claim and shall not serve to modify, alter or restrict any such party's right to assert such claim at any time thereafter.

14.	NOTICES

14.1	Delivery of Notices

Any notice relating to this Agreement or required or permitted to be given in accordance with this Agreement shall be in writing and shall be personally delivered or mailed by registered mail, postage prepaid to the address of the parties set out on the first page of this Agreement. Any notice shall be deemed to have been received if personally delivered, when delivered, and if mailed, on the fifth day (excluding Saturdays, Sundays and holidays) after the mailing thereof. If normal mail service is interrupted by strike, slowdown, force majeure or other cause, a notice sent by registered mail will not be deemed to be received until actually received and the party sending the notice shall utilize any other services which have not been so interrupted or shall deliver such notice in order to ensure prompt receipt thereof.

14.2	Change of Address

Each party to this Agreement may change its address for the purpose of this Article 14 by giving written notice of such change in the manner provided for in section 14.1.

15.	APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the laws of the state of Utah and the federal laws of the United States applicable therein, which shall be deemed to be the proper law hereof. The parties hereto hereby submit to the jurisdiction of the courts of Utah, venued in Salt Lake City. The Executive agrees that the aforementioned courts shall have exclusive jurisdiction of a lawsuit arising from or relating to Executive's employment with, or termination from, the Company or its affiliates. All obligations of the parties under this Agreement are subject to receipt of all necessary approvals of the applicable securities regulatory authorities. This Agreement is intended to fall within the exception in U.S. Treasury Regulation 1-409A-l(b)(4) for short term deferrals or other applicable exceptions and will be interpreted and administered accordingly.

16.	SEVERABILITY

If any provision of this Agreement for any reason be declared invalid, such declaration shall not affect the validity of any remaining portion of the Agreement, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

17.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties hereto and there are no representations or warranties, express or implied, statutory, or otherwise other than set forth in this Agreement and there are no agreements collateral hereto other than as are expressly set forth or referred to herein. This Agreement cannot be amended or supplemented except by a written agreement executed by all parties hereto.

18.	NON-ASSIGNABILITY

This Agreement shall not be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement.

19.	BURDEN AND BENEFIT

This Agreement shall endure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

20.	TIME

Time is of the essence with respect to this Agreement.

21.	WITHHOLDING

The Company shall withhold from any amounts payable under this Agreement such taxes and other amounts as may be required to be withheld pursuant to any applicable law or regulation.

22.	ELECTRONIC SIGNATURE/COUNTERPARTS

This Agreement may be executed electronically or in counterparts and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the 25th day of July 2024.

NOVAGOLD USA INC.

/s/ Gregory A. Lang______________

Gregory A. Lang, President & CEO

/s/ Peter Adamek_________________

Peter Adamek, an individual

SCHEDULE A